Exhibit 99.2

PACIFIC GAS AND ELECTRIC COMPANY

OFFER TO EXCHANGE

Up to $500,000,000 aggregate principal amount of Floating Rate Senior Notes due November 28, 2018, $1,150,000,000 aggregate principal amount of 3.30% Senior Notes due December 1, 2027 and $850,000,000 aggregate principal amount of 3.95% Senior Notes due December 1, 2047 for a like aggregate principal amount of Floating Rate Senior Notes due November 28, 2018, 3.30% Senior Notes due December 1, 2027 and 3.95% Senior Notes due December 1, 2047, respectively, in a transaction registered under the Securities Act of 1933, as amended

April 2, 2018

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Pacific Gas and Electric Company, a California corporation (the “Company”), is offering, upon and subject to the terms and conditions set forth in the prospectus, dated April 2, 2018 (as amended or supplemented, the “Prospectus”), to exchange (the “Exchange Offer”) up to $500,000,000 aggregate principal amount of its Floating Rate Senior Notes due November 28, 2018, $1,150,000,000 aggregate principal amount of its 3.30% Senior Notes due December 1, 2027 and $850,000,000 aggregate principal amount of its 3.95% Senior Notes due December 1, 2047 (collectively, the “Restricted Notes”) for a like aggregate principal amount of Floating Rate Senior Notes due November 28, 2018, 3.30% Senior Notes due December 1, 2027 and 3.95% Senior Notes due December 1, 2047, respectively, in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “Exchange Notes”).  The terms of the Exchange Notes are identical in all material respects to those of the corresponding series of Restricted Notes other than that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the corresponding series of Exchange Notes.  The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of November 29, 2017, by and among the Company and Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC (the “Dealer Managers”).  Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Prospectus.

We are requesting that you contact your clients for whom you hold Restricted Notes regarding the Exchange Offer.  For your information and for forwarding to your clients for whom you hold Restricted Notes registered in your name or in the name of your nominee, or who hold Restricted Notes registered in their own names, we are enclosing the following documents:

1.	The Prospectus dated April 2, 2018;

2.	The letter of transmittal, dated April 2, 2018 (the “Letter of Transmittal”), for your use in connection with the tender of Restricted Notes and for the information of your clients; and

3.
A form of letter which may be sent to your clients for whose account you hold Restricted Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

Your prompt action is requested.  The Exchange Offer will expire at 5:00 p.m., New York City time, on [●], 2018, unless extended by the Company in its sole discretion (such date and time as it may be extended, the “Expiration Date”).  Restricted Notes tendered pursuant to the Exchange Offer may be withdrawn (in accordance with the procedures set forth in the Prospectus) at any time before the Expiration Date.

The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal (or an Agent’s Message (as defined in the Letter of Transmittal) in lieu of the Letter of Transmittal, which states that The Depository Trust Company (“DTC”) has received an express acknowledgment from the tendering participant in its Automated Tender Offer Program stating that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against the participant) must be sent to the Exchange Agent and certificates, if any, representing the Restricted Notes (or confirmation of a book-entry transfer of such Restricted Notes into the Exchange Agent’s account at DTC) must be delivered to the Exchange Agent, in each case, in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

The Company will not pay any fees or expenses to any broker, dealer, commercial bank or trust company or any other person (other than the Exchange Agent) in connection with the solicitation of tenders of the Restricted Notes pursuant to the Exchange Offer.  However, the Company will pay or cause to be paid all transfer taxes, if any, applicable to the exchange of Restricted Notes pursuant to the Exchange Offer, except as otherwise provided in the Prospectus or the Letter of Transmittal.

Any inquiry you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent for the Exchange Offer at its address and telephone number set forth in the Prospectus under the caption “The Exchange Offer—Exchange Agent”.

Very truly yours,

PACIFIC GAS AND ELECTRIC COMPANY

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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